SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                       Securities and Exchange Act of 1934

                        Commission File Number 001-07795

                                UNC Incorporated
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             (Exact name of registrant as specified in its charter)

  175 Admiral Cochrane Drive, Annapolis, Maryland 21401-7394   (410)266-7333
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    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               9 1/8% Senior Notes
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            (Title of each class of securities covered by this Form)


                                 Not applicable
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        ( )                Rule 12h-3(b)(1)(i)       (x)
Rule 12g-4(a)(1)(ii)       ( )                Rule 12h-3(b)(1)(ii)      ( )
Rule 12g-4(a)(2)(i)        ( )                Rule 12h-3(b)(2)(i)       ( )
Rule 12g-4(a)(2)(ii)       ( )                Rule 12h-3(b)(2)(ii)      ( )
                                              Rule 15d-6                ( )


Approximate number of holders of record as of the certification or notice date:
                                                                             45
                                                                            ----

                  Pursuant to the requirements of the Securities Exchange Act of 1934, UNC Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  November 12, 1997                          By:  /s/ Jeffrey S. Bornstein
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                                                       Jeffrey S. Bornstein